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                                                                Exhibit 99(e)(8)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") dated and entered into this 19th day of February, 2002 by and between Charles M. Fleischman (the "Executive") and Digene Corporation ("Digene" or the "Company").

         WHEREAS, the Executive's position requires that he be trusted with extensive confidential information and trade secrets of the Company and that he develop a thorough and comprehensive knowledge of all details of the Company's business, including, but not limited to, information relating to research, development, inventions, engineering, manufacturing, purchasing, accounting, marketing, distribution and sales of the Company's products and services; and

         WHEREAS, the Executive and the Company desire to formalize the terms and conditions of the Executive's employment and desire to amend, restate and supersede all previous agreements or understandings between them to the extent they relate to the Executive's continued employment by the Company.

         NOW, THEREFORE, in consideration of the promises hereafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   1. Position and Responsibilities. The Executive agrees to serve as President, Chief Operating Officer, Chief Financial Officer and Director of the Company. The Executive shall at all times report to, and Executive's activities shall at all times be subject to the direction and control of, the Board of the Company and the Executive shall exercise such powers and comply with and perform, faithfully and to the best of Executive's ability, such directions and duties in relation to the business and affairs of the Company and/or its Board of Directors (the "Board") as may from time to time be vested in or requested of Executive. The Executive shall devote all of Executive's business time and efforts to the performance of Executive's duties consistent with Executive's position hereunder; provided that the first part of this sentence shall not preclude Executive from (x) participating in civic duties or (y) serving as a member of the board of directors of any other company if the Company consents in writing to such service (such consent not to be unreasonably withheld), in each such case to the extent that such activities do not materially impair Executive's ability to perform Executive's duties hereunder. If Executive shall be elected to offices of the Company or any of its subsidiaries or affiliates, he shall serve in such positions without further compensation than provided for in this Agreement. The Executive shall perform Executive's services under this Agreement at such locations as may be required by the Company within a twenty-five mile radius of the Company's headquarters as of the date of this Agreement, subject to reasonable business travel requirements.

   2. Compensation: Salary, Bonus and Other Benefits. In consideration of the services to be rendered by the Executive, the Company shall provide the Executive with the following compensation (the "Compensation") while he is employed by the Company pursuant to this Agreement:



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         (a) Salary. The Company will pay to the Executive a semi-monthly salary of $12,708.34 (the "Base Salary"), at an annualized rate of $305,000, subject to increase thereafter as may be agreed by the Board in its sole discretion. Such Base Salary shall be payable in accordance with the Company's customary payroll practices, as may be established or modified from time to time.

         (b) Benefits. The Executive will be eligible to participate in the Company's benefit plans, policies or practices, as may be established or amended from time to time, to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. The Company may alter, add to, modify or terminate its employee benefits plans, policies or practices at any time with or without notice.

         (c) Annual Bonus. The Executive will be eligible to receive an annual discretionary bonus based upon the attainment of certain goals to be established by the Board. Such bonus will be determined by the Board in its sole discretion and be subject to the terms and conditions of the Company's policies regarding bonuses.

         (d) Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his responsibilities hereunder in accordance with the Company's prevailing policy and practice relating to reimbursements as established, or modified from time to time. The Executive must provide documentation of these expenses to the Company's satisfaction in order to receive reimbursement.

   3. Restrictive Covenants. As a condition and in consideration of entering into this Agreement and the Executive's continued employment by the Company, the Executive will execute, prior to or simultaneously with the execution hereof, the Noncompetition, Nondisclosure and Developments Agreement attached hereto as Exhibit A (the "Noncompetition Agreement"). The Noncompetition Agreement will remain in effect in accordance with its respective terms after the cessation of the Executive's employment with the Company and after the termination or expiration of this Agreement, regardless of the reason for such cessation, termination or expiration.

   4. Termination of Employment. The Executive's employment with the Company and this Agreement may be terminated as set forth in this Section 4.

         (a) At the Company's Election Without Cause. The Company, upon written notice, may terminate the Executive's employment at any time without Cause (as such term is defined in Section 4(b) hereof). In the event the Executive's employment is terminated under this Section 4(a), the Executive will receive the following:

   (i) Salary continuation at the Executive's then current Base Salary for a period of twelve (12) months after the date of termination of his employment, payable in accordance with the Company's regular payroll practices as established or modified from time to time;

   (ii) Should the Executive elect to continue medical and dental insurance coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of

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1985 ("COBRA"), the Company shall pay the Executive's monthly premium payments until the earlier of: (A) the date twelve (12) months after his termination of employment; (B) the date the Executive obtains other employment; or (C) the date the Executive's COBRA continuation coverage would terminate in accordance with the provisions of COBRA; and

   (iii) A payment equal to the bonus paid to the Executive for the fiscal year prior to the fiscal year in which the employment of the Executive is terminated to be paid in a lump-sum within thirty (30) days after the termination date of Executive's employment (the payments described in this Section 4(a)(i-iii) are collectively the "Severance Payments").

   (iv) The Executive shall have no right to receive any other severance, compensation or benefits, including payment of legal fees and expenses, if he is terminated without Cause under this Section 4(a), other than the Severance Payments, and any Compensation set forth in Section 2 of this Agreement accrued but unpaid through the last date of Executive's employment, except as otherwise may be required by any applicable law.

   (v) The Severance Payments are contingent upon the Executive's full compliance with his obligations under the Noncompetition Agreement, and if the Executive breaches any such obligations, the Company may immediately cease all Severance Payments. The Executive agrees that such a cessation shall be in addition to, and not an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction. The Executive's receipt of the Severance Payments is further contingent upon his executing and delivering, all in form and substance satisfactory to the Company: (i) if the Executive is then a member of the Board, a resignation from the Board; (ii) a resignation from any office the Executive may then hold with the Company; (iii) a separation agreement and comprehensive release of claims and (iv) satisfactory evidence to the Company that the Executive has returned all Company property, confidential information and documentation to the Company.

         (b) At the Company's Election For Cause. The Company may, immediately and without notice, terminate the Executive's employment for Cause. "Cause" shall mean any one or more of the following: (i) Executive's conviction of, or entering a plea of nolo contendere to, a felony; (ii) Executive's theft, fraud or embezzlement; (iii) Executive's breach of fiduciary duty after Executive has been given written notice of such breach and failed to cure it within fifteen days after such written notice (provided such breach is capable of cure); (iv) Failure of the Executive to perform his material duties on behalf of the Company after Executive has been given written notice of such failure and failed to cure it within fifteen days after such written notice (provided such failure is capable of cure); and/or (v) Executive's breach of this Agreement and/or the Noncompetition Agreement. In the event of a termination for Cause under this
Section 4(b), the Executive shall have no right to receive any severance, compensation or other benefits, including payment of legal fees and expenses, other than any Compensation set forth in Section 2 of this Agreement accrued but unpaid through the date of Executive's termination, except as otherwise may be required by any applicable law.

         (c) At the Executive's Election without Good Reason. The Executive may terminate his employment with the Company and this Agreement without Good Reason, by giving at least thirty (30) days' advance written notice to the Company. In the event of termination at the Executive's election without Good Reason under this Section 4(c), the


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Executive shall not be entitled to any severance, compensation or other benefits, including payment of legal fees and expenses, other than any Compensation set forth in Section 2 of this Agreement accrued but unpaid through the termination date of Executive's employment, except as otherwise may be required by any applicable law.

         (d) At the Executive's Election with Good Reason. The Executive may terminate his employment with the Company and this Agreement, for Good Reason by giving at least thirty (30) days' advance written notice to the Company. In the event of termination at the Executive's election for Good Reason under this
Section 4(d), the Executive shall be entitled to the severance, compensation or other benefits pursuant to the same terms and conditions as if Executive had been terminated without Cause in accordance with Section 4(a) above. For the purposes of this Agreement, Good Reason shall mean, without the Executive's prior written consent, (i) the reduction of the Executive's compensation, after the Company has been given written notice of such reduction by the Executive and failed to remedy it within fifteen days after such written notice (provided such reduction is capable of cure); (ii) the material reduction of the Executive's responsibilities, duties, authority or benefits, after the Company has been given written notice of such reduction by the Executive and failed to remedy it within fifteen days after such written notice (provided such reduction is capable of cure) or (iii) the Company's requirement that the Executive relocate more than twenty-five miles from the location of the Company's headquarters as of the date of this Agreement.

         (e) By Death or Disability. Executive's employment with the Company and this Agreement will terminate if Executive dies or suffers physical incapacity or mental incompetence. For the purposes of this Agreement, the Executive shall be deemed to have suffered physical incapacity or mental incompetence if, due to a disability as defined by the Americans with Disabilities Act of 1990, as amended, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of 90 consecutive days. If this Agreement terminates due to the death, physical incapacity or mental incompetence of Executive, Executive shall be entitled to the severance, compensation or other benefits pursuant to the same terms and conditions as if Executive had been terminated without Cause in accordance with Section 4(a) above.

   5. Taxes and Section 280G. All payments set forth in this Agreement shall be subject to applicable federal, state and local withholding and payroll taxes. In addition, the Severance Payments set forth in Section 4(a) hereof shall be reduced (to the minimum extent necessary, as determined by the Company) so that no portion of any payments pursuant to this Agreement or any other agreement constitutes an "excess parachute payment" within the meaning of
Section 280(G) of the Internal Revenue Code of 1986, as amended.

   6. Successors and Assigns. The Company shall have the right to assign this Agreement and to delegate all duties, obligations and rights hereunder to any successor, affiliate or parent or to any person, firm or corporation that acquires the Company or substantially all of its assets and/or stock, or with or into which the Company may consolidate or merge. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) and any assign of the Company. The Executive agrees that this Agreement is personal to him and may not be assigned by him.

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   7.    Entire Agreement. The Executive hereby acknowledges and agrees that he is not a party to any other employment agreement or severance agreement and that the Employee Patent and Confidential Information Agreement between Executive and the Company (the "Confidential Information Agreement") is hereby cancelled, void and of no further force or effect. This Agreement, including the Noncompetition Agreement, constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes and cancels all prior employment agreements, promises, offers, representations and understandings by or between the parties, whether written or oral, regarding the subject matter hereof including, without limitation the Confidential Information Agreement.

   8. Waiver/Modification. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the specific written consent of such modification or waiver by the Executive and an authorized member of the Board other than the Executive.

   9. Section Headings/Counterparts. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. The language of this Agreement will be construed as a whole and not in favor or against any party. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

   10. Severability/Reformation. In the event any provision of this Agreement, or any part thereof, is determined to be legally invalid, void or voidable as against the public policy or otherwise, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

   11. Notices. All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

                  If to the Company, to:       Digene Corporation
                                               1201 Clopper Road
                                               Gaithersburg, MD 20878

         If to the Executive, at the Executive's address set forth on the signature page hereto. Notices shall be deemed to be given when delivered in person, on the date notice is provided by facsimile with a confirmation of such facsimile, or three days after deposit in the mail as set forth above.


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   12.   Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Maryland without giving effect to the principles of conflicts of law thereof.

   13. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment or termination or expiration of this Agreement (for any reason) if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision. Without limiting the foregoing, Sections 3, 4(a), 5, 6, 10 and 12 hereof, and the Noncompetition Agreement expressly survive any termination of the Executive's employment and any termination or expiration of this Agreement (for any reason).

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         IN WITNESS WHEREOF, the parties hereby execute this Employment
Agreement as of the date first written above, as an instrument under seal.

                                    DIGENE CORPORATION

                                    By: /s/ Evan Jones
                                       -----------------------------------------
                                    Name (Printed):   Evan Jones

                                    Title:  Chairman & CEO



                                    /s/ Charles M. Fleischman
                                    --------------------------------------------
                                    Executive
                                    Address: 4319 Leland Street

                                             Chevy Chase, MD

                                             20815